  EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of our report dated August 30, 2019, relating to the financial statements of Kula Ventures Ltd. (the “Company”) (which report expresses an unqualified opinion on the financial statements and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) as of May 31, 2019 and for period from April 25, 2019 (Inception) through May 31, 2019.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

August 30, 2019